Exhibit 99.1

American Electric Technologies, Inc 1250 Wood Branch Park Drive
Houston, Texas 77079 713.644.8182

FOR RELEASE – August 15, 2018 – 7:00 am (EST)

AETI announces closing of transaction with Myers and CEO transition

Houston, TX, August 15, 2018. American Electric Technologies, Inc. (NASDAQ:AETI) (the “Company”) today announced that it has completed the closing of the previously announced agreement to sell certain assets of its M&I Electric Industries, Inc. subsidiary to a subsidiary of Myers Power Products, Inc.

The Company also announced the resignation today of its Chief Executive Officer, Charles Dauber, and that Peter Menikoff will take on the role of Chief Executive Officer in addition to his role as Chairman of the Board of Directors. Mr. Menikoff has been on the board of directors of the Company since May 2007 and has been Chairman of the Board since 2009.

“I am incredibly thankful for the employees of M&I for their commitment and it has been a privilege to have led the Company through the oil and gas market downturn and the rebound of our business in a challenging market environment” said Dauber. “I look forward to continuing to work with Mr. Menikoff and the rest of the board to execute AETI’s next phase of initiatives.”

“We thank Charles for his 10 years of leadership and successful navigation through multiple energy industry downturns to grow the business and complete successful transaction with Myers Power Products”, said Peter Menikoff. “We wish Charles the best in his new endeavors and look forward to continuing to work with him as a member of the AETI board.”

Mr. Menikoff previously served as President and Chief Executive Officer of CONEMSCO, Inc., an oil and gas drilling/production supplies, services and equipment company, For the majority of his career, Mr. Menikoff was at Tenneco Energy Corporation where he held multiple senior executive roles including Executive Vice President and Chief Administrative Officer, Senior Vice President, and Executive Vice President of Case Corporation, an agricultural and construction equipment subsidiary of Tenneco.

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American Electric Technologies, Inc. (NASDAQ:AETI) is a leading provider of power delivery solutions to the global energy industry. AETI is headquartered in Houston and has global sales, support and manufacturing operations in Rio de Janeiro, Macaé and Belo Horizonte, Brazil. In addition, AETI has minority interest in a joint venture in Xian, China. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

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Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning anticipated future domestic and international demand for our products, and other future plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans

American Electric Technologies, Inc 1250 Wood Branch Park Drive
Houston, Texas 77079 713.644.8182

and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 29, 2018. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contact:

American Electric Technologies, Inc.

Bill Brod

832-241-6330

investorrelations@aeti.com